Exhibit 10.3
Ghost Management Group, LLC
41 Discovery
Irvine, California 92618

November 7, 2024
Dear Doug Francis:
This letter is to memorialize the offer of continued employment (this “Offer”) made to you by Ghost Management Group, LLC, a subsidiary of WM Technology, Inc. (collectively, the “Company”), and to set forth the specific terms and conditions of your employment with the Company.
1)Position. The Company hereby offers you the full-time, exempt position of Chief Executive Officer (“CEO”). In this position, you will report to the Board of Directors of WM Technology, Inc. (the “Board”). You will work as necessary and appropriate from your home or in the Company’s Austin, Texas location.
2)At-Will Employment. Subject to the terms and conditions of this Offer, the Company agrees to employ you and, subject to your acceptance, you agree to continue your employment with the Company in the CEO role commencing immediately. You shall remain employed on an at-will basis, meaning that either the Company or you may, at any time, with or without cause and with or without advance notice, terminate the employment relationship; provided that the termination of your employment in of itself shall not constitute your removal or resignation from the Board. You and the Company agree that it is the express intent of each that your employment shall be at-will. Nothing in this Offer or the relationship between you and the Company now or in the future may be construed or interpreted to create an employment relationship for a specific length of time or any right to continued employment. No employee or representative of the Company has the authority to modify the at-will nature of this Offer, except for the Board, and any such modification to the at-will employment status must be in a written agreement signed by both you and an authorized representative of the Board. This Offer constitutes an integrated agreement with respect to the at-will nature of the employment relationship, and there may be no implied or oral agreements that in any way modify this at-will employment policy.
3)Duties. In your role as CEO, you shall be the Company’s principal executive officer, with responsibilities commensurate with those generally expected of your title as well as any set forth in the Company’s Bylaws and other governing documents, as modified from time to time by you and the Board. While you remain employed in such role, you agree to use good faith efforts to discharge your obligations under this Offer. You represent and warrant to the Company that you are not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by your entering into, or performing services under, this Offer.
4)Other Business Interests. The Company acknowledges that you have other business interests, including employment and/or ownership of certain businesses in or related to the cannabis industry, which may take up a substantial portion of your time. While acknowledging these interests, the Company expects you to devote the amount of time and attention as is reasonably required to adequately and appropriately discharge your duties as CEO.
5)Compensation and Benefits.
a.Salary. Upon commencement of your role as CEO, you will receive a base salary at the rate of Seven Hundred Fifty Thousand Dollars ($750,000), annualized, payable in accordance with the Company’s normal payroll practices, which currently operates on a biweekly pay period basis.
b.Annual Bonus. In addition, you will be eligible to earn an annual bonus for each calendar year of employment with a bonus target of one hundred percent (100%) of your annual base salary. The attainment of such bonus, and the amount of such bonus, will be based upon the achievement of certain performance goals established annually by the Compensation Committee of the Board (the “Compensation Committee”). Except as may be applicable and set forth in the Severance Plan (as defined below), the bonus is not earned until paid and no prorated amount will be paid if your employment terminates prior to the bonus payment date. Any bonus payable hereunder shall be paid within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(b)(4).
c.Equity. Contingent upon the approval of the Board, you will be granted incentive equity compensation pursuant to the terms of the Company’s 2021 Equity Incentive Plan (the “Incentive Plan”) of (i) service-based vesting restricted stock units (“RSUs”) with a grant date fair value of $3,995,000.00, and (ii) performance-based vesting restricted stock units (“PRSUs”) with a grant date fair value of $3,995,000.00, the terms of which shall be set forth in the Incentive Plan, and an RSU Grant Notice and Award Agreement in the case of the RSUs and a PRSU Grant Notice and Award Agreement in the case of the PRSUs. You may receive additional equity compensation at the discretion of the Board.
d.Severance Benefits. Contingent upon approval of the Board, you will be (i) an “Eligible Employee” as described in the Company’s Severance and Change in Control Plan (the “Severance Plan”) and (ii) offered the opportunity to enter into a Participation Agreement (as defined in the Severance Plan).
e.Withholdings and Deductions. All payments made under this Offer by the Company shall be subject to all required federal, state, and local withholdings and such other deductions as you may properly instruct the Company to take.
f.Benefits. You will be entitled to employee benefits on the same basis as those benefits are made available to other similarly situated Company employees. Your rights under any benefit policies or plans adopted by the Company shall be governed solely by the terms of such policies or plans. The Company reserves to itself or its designated administrator the exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy. Subject to the terms and conditions of the benefit plans, Company or its designated administrator reserves the right to modify or terminate each Company benefit plan or program with or without prior notice to employees. Details about current benefit plans and programs are available in the office of the Company’s benefits administrator.
g.Vacation. You will receive paid vacation according to the Company’s Vacation policy set forth in the Company’s Employee Handbook as may be amended from time to time (the “Employee Handbook”). You will be eligible to accrue paid vacation at the rate set forth in the Employee Handbook. Payment of any accrued but unused vacation will be made upon termination of employment.
h.Paid Sick Leave. You will be eligible for paid sick leave according to the Company’s Sick Leave policy set forth in the Employee Handbook.
i.Health Benefits. The Company shall directly pay or reimburse you the annual membership fee for a concierge medical care plan selected by you (the “Plan”), subject to a maximum yearly amount of Twenty-Four Thousand Dollars ($24,000). However, to the extent that you are required to pay or have withheld any Federal, state or local income, FICA, FUTA and other similar taxes (the “Taxes”) with respect to the payment or reimbursement for the Plan, the Company shall provide you with a gross-up payment so that the net amount received and retained by you, after taking into account withholdings and payments for the Taxes, equals the amount that you would have received had there been no Taxes on the Plan.
j.Exclusive Compensation. You agree that your compensation under this Compensation and Benefits Section constitutes the full and exclusive consideration and compensation for all services rendered by you as CEO under this Offer.
k.Clawback Provisions. Notwithstanding any other provisions in this Offer to the contrary, any incentive-based compensation paid to you pursuant to this Offer or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under the Company’s Incentive Compensation Recoupment Policy or any law, government regulation or stock exchange listing requirement, will be subject to such recovery as may be required to be made pursuant to such policy, law, government regulation or stock exchange listing requirement (or any other policy adopted by the Company or any of its affiliates pursuant to any such law, government regulation or stock exchange listing requirement).

6)Miscellaneous.
a.Policies and Procedures. You agree to adhere to Company policies and procedures, including the policies contained in the Employee Handbook, which you received when you began employment. From time to time, Company policies and procedures may be amended by the Company and will be called to your attention.
b.Right to Work. This Offer is conditional upon your having the unrestricted right to work in the United States.  The Company is in receipt of your completed federal Form I-9.  For further information, see https://www.uscis.gov/i-9.
c.Confidential Information and Inventions Assignment Agreement. The Confidential Information and Inventions Assignment Agreement, which you executed on August 15, 2023 will continue in full force and effect.
d.Arbitration Agreement. The Mutual Agreement to Arbitrate All Disputes, which you executed on August 15, 2023 will continue in full force and effect.
e.No Reliance. You acknowledge that you are not resigning any employment in reliance on any promise or representation by the Company regarding the kind, character, or existence of such work, or the length of time such work will last, or the compensation therefore.
f.Prior Agreements. This Offer supersedes all previous offers of employment, including the offer letter dated August 15, 2023, between you and the Company. Nothing in this Offer shall amend, supplement, modify or supersede any other agreement that you or your affiliates have entered into with the Company or its affiliates, or any right, privilege or remedy available to you under the governing documents of the Company or its affiliates.
g.Governing Law; Severability. The validity, interpretation, construction and performance of this Offer will be governed by the laws of the State of Texas, without regard for the state’s conflict of laws provisions. The invalidity or unenforceability of any provision or provisions of this Offer will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
h.Successors. This Offer will be binding upon and inure to the benefit of (i) your heirs, executors and legal representatives upon your death and (ii) any successor of the Company. Any successor of the Company will be deemed substituted for the Company under the terms of this Offer for all purposes.
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If you accept the terms of the foregoing offer of employment, please so indicate by signing and dating below and returning it to the Company’s attention.

Sincerely,
GHOST MANAGEMENT GROUP, LLC
By:    WM Holding Company, LLC, its Manager
    By: WM Technology, Inc., its Managing Member

        By: /s/ Brenda Freeman
            Brenda Freeman, Director
ACCEPTED AND AGREED:
/s/ Doug Francis
Print Name: Doug Francis
Date: Nov 7 , 2024